PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286374

Grayscale Solana Staking ETF

Prospectus Supplement No. 2 Dated June 25, 2026
To the Prospectus Dated April 16, 2026

This prospectus supplement (this “Prospectus Supplement”) forms part of, and should be read together with, the prospectus of Grayscale Solana Staking ETF (the “Trust”), dated April 16, 2026 (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used but not defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

Purpose of This Prospectus Supplement

This Prospectus Supplement updates and supplements the Prospectus as described below.

Effective as of the date of this Prospectus Supplement, the Sponsor is reducing the Sponsor’s Fee and the Sponsor’s Staking Fee applicable to the Trust from 0.35% to 0.19% and from 23% to 7%, respectively.

Accordingly, all references in the Prospectus to the Sponsor’s Fee of 0.35% are deleted and replaced with a Sponsor’s Fee of 0.19%.

In addition, all references in the Prospectus to the Sponsor’s Staking Fee of 23% are deleted and replaced with a Sponsor's Staking Fee of 7%.

The sections of the Prospectus captioned “Prospectus Summary,” “Trust Expenses,” “Business—Expenses; Sales of SOL,” “Description of the Shares—Staking,” “Glossary of Defined Terms,” and all other references to the Sponsor’s Fee or Sponsor’s Staking Fee shall be read in accordance with the foregoing revisions.

Except as expressly updated or supplemented by this Prospectus Supplement, the Prospectus remains unchanged. To the extent of any inconsistency between this Prospectus Supplement and the Prospectus, this Prospectus Supplement will control.

Shares of the Trust are listed on NYSE Arca, Inc. (“NYSE Arca”) under the symbol “GSOL.”

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Investing in the Shares involves significant risks. See “Risk Factors” beginning on page 19 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended.

Please retain this Prospectus Supplement for future reference.

Date: June 25, 2026